Amended and Restated INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

VERSUS CAPITAL ADVISORS LLC

AND

CALLAN ASSOCIATES INC.

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this 2nd day of December, 2014, by and between VERSUS CAPITAL ADVISORS LLC, a Delaware limited liability company (the “Adviser”) and CALLAN ASSOCIATES INC., a California corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are each investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management advice and services; and

WHEREAS, the Adviser has been retained to act as an investment adviser to Versus Capital Multi-Manager Real Estate Income Fund (the “Fund”), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company, pursuant to an Investment Management Agreement dated August 26, 2011 (the “Investment Management Agreement”); and

WHEREAS, Section 2(f) of the Investment Management Agreement permits the Adviser, subject to the supervision and direction of the Fund‘s board of directors (the “Board”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Investment Management Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                  Duties of the Sub-Adviser.

(a)                Retention of Sub-Adviser.  The Adviser hereby employs the Sub-Adviser to assist the Adviser in the investment and reinvestment of the assets of the Fund, subject to the terms set forth herein and subject to the supervision of the Board.

(b)               Responsibilities of Sub-Adviser.  Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement:

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(i)                 as a multi-strategy and multi-manager investment product, assist in the process of selecting and conducting due diligence on investment managers ("Investment Managers") and investment funds  ("Investment Funds") for the Fund;

(ii)               upon request, conduct additional manager and/or fund searches including the execution of an RFI (request for information) process and investment committee review;

(iii)             make recommendations to the Adviser as to the composition and allocation of the portfolio of Investment Managers and Investment Funds of the Fund, the nature and timing of the changes therein and the manner of implementing such changes, including recommendations as to the specific Investment Funds and other Investment Managers;

(iv)             assist the Adviser in identifying, evaluating and negotiating the structure of the investments made by the Fund;

(v)               provide the Adviser with ongoing performance measurement and monitoring of the Investment Funds and Investment Managers, including ongoing due diligence update reviews.  Notwithstanding the foregoing, the Sub-Adviser shall not be responsible for reviewing the risks of individual securities nor the compliance/non-compliance of individual security holdings with the Fund’s investment policy and guidelines;

(vi)             provide the Adviser with such other research and related services as the Adviser may, from time to time, reasonably require for the Adviser to manage the Fund; and

(vii)           maintain such books and records as are required under the Advisers Act and the 1940 Act.

Notwithstanding the foregoing, however, all investment decisions will ultimately be the responsibility of the Adviser.  Furthermore, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b), and shall have no responsibility to provide any other services to the Adviser or the Fund, including, but not limited to, administrative (such as valuation-related services), management or other similar services.

(c)                Right of Sub-Adviser.  Should the Adviser select a new Investment Fund or Investment Manager that has not been approved by the Sub-Adviser or choose not to terminate an Investment Manager or Investment Fund that was recommended for termination by the Sub-Adviser, then such action or actions by the Adviser shall enable the Sub-Adviser to terminate this Agreement “for cause” pursuant to Section 8 of this Agreement.  This section shall in no way be construed to give the Sub-Adviser any discretion to make investment decisions.

(d)               Acceptance of Employment.  The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to

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the limitations contained herein.  The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s current registration statement (subject to the limitations set forth in Section 1(b)(iv) above); (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; and (iii) applicable law and related regulations, including without limitation the Advisers Act and the 1940 Act.  The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i), (ii) or (iv) above after it becomes aware of such changes.

(e)                Independent Contractor Status.  The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

2.                  Fees and Expenses.

In consideration for the Sub-Adviser’s services hereunder, the Adviser shall pay the Sub-Adviser the fees and expense reimbursement as follows:

(a)                for any manager or fund searches conducted in any given calendar year, the Adviser shall pay the following fees upon the completion of such search:

(i)                 First Search:                $70,000

(ii)               Second Search:           $50,000

(iii)             Additional Searches:   $40,000

(b)        for all ongoing services, including monitoring and performance measurement, the Adviser shall pay on a quarterly basis (within 10 business days of the Fund’s payment of the Adviser) an amount calculated based upon an annual rate appliead to the net asset value of the Fund (“NAV”), which will accrue daily on the basis of the average daily NAV of the Fund, equal to the sum of:

(i)                 with respect to the cumulative NAV between $0 and $1.1 billion of assets under management, an annual rate of 10 basis points (0.10%);

(ii)               with respect to the cumulative net asset value in excess of $1.1 billion up to $1.2 billion of assets under management, an annual fee of 9 basis points (0.09%);

(iii)             with respect to the cumulative net asset value in excess of $1.2 billion up to $1.3 billion of assets under management, an annual fee of 8 basis points (0.08%);

(iv)             with respect to the cumulative net asset value in excess of $1.3 billion up to $1.4 billion of assets under management, an annual fee of 7 basis points (0.07%);

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(v)               with respect to the cumulative net asset value in excess of $1.4 billion up to $1.5 billion of assets under management, an annual fee of 6 basis points (0.06%); and

(vi)             with respect to the cumulative net asset value in excess of $1.5 billion, an annual fee of 5 basis points (0.05%).

The fees payable to the Sub-Adviser include all out of pocket expenses and report production.  No fees beyond the stated fees above will be assessed.  During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder.  The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates.

The Adviser shall cause the Sub-Adviser to be reimbursed by the Fund or the Adviser, as appropriate, for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the Fund or the Adviser, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Sections    of the Investment Management Agreement had such expenses been incurred by the Adviser.  The Sub-Adviser shall maintain, in accordance with the Sub-Adviser’s document retention policy, and the requirements of the Adviser’s Act and the 1940 Act, and supply to the Fund and the Adviser as they may reasonably request, records of all such expenses.

3.                  Representations and Warranties of the Sub-Adviser.

The Sub-Adviser represents and warrants to the Adviser as follows:

(a)                The Sub-Adviser shall be registered as an investment adviser under the Advisers Act as of the date the Fund commences investment operations and shall maintain such registration;

(b)               The Sub-Adviser is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and to carry on its business as it is now being conducted;

(c)                The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its board of directors and no action by or in respect of or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(d)               The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained

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therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  The Sub-Adviser will promptly provide the Adviser and the Fund with a complete copy of all subsequent amendments to its Form ADV.

(e)                The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has provided the Adviser and the Fund with a copy of that code, together with evidence of its adoption.  Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a senior executive of the Sub-Adviser shall certify to the Adviser or the Fund that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of the Sub-Adviser‘s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation.  Upon written request of the Adviser or the Fund, the Sub-Adviser shall permit representatives of the Adviser or the Fund to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

4.                  Representations and Warranties of the Adviser.

The Adviser represents and warrants to the Sub-Adviser and the Fund as follows:

(a)                The Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration;

(b)               The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)                The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)               The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  The Adviser will promptly provide the Sub-Adviser with a complete copy of all subsequent amendments to its Form ADV.

(e)                The Adviser and the Fund have duly entered into the Investment Management Agreement pursuant to which the Fund authorized the Adviser to enter into this Agreement.

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(f)                The Adviser shall comply with all requirements applicable to the investment adviser of a limited liability company like the Fund under the Advisers Act and the 1940 Act.

5.                  Survival of Representations and Warranties; Duty to Update Information.

All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 3 and 4, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

6.                  Liability and Indemnification.

(a)                The duties of the Sub-Adviser shall be confined to those expressly set forth herein.  The Sub-Adviser shall not be liable for any loss arising out of any instrument hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.  (As used in this Section 6, the term “Sub-Adviser” shall include, without limitation, its directors, officers, employees and other agents of the Sub-Adviser as well as that entity itself).

(b)               The Sub-Adviser shall indemnify the Adviser and the Fund, and their respective affiliates and controlling persons, for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund or their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of the terms, representations and warranties herein, willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

(c)                The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement or the Adviser’s breach of the terms, representations and warranties herein; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement, or violation of applicable law, including, without limitation, federal and state securities laws.

7.                  Sub-Adviser Investment Manager Client List Disclosure.

Adviser acknowledges receipt of the Sub-Adviser’s disclosure list of investment manager clients no later than the date of the execution of this Agreement.

8.                  Duration and Termination of Agreement.

(a)                Term and Effectiveness.  This Agreement shall become effective  as of the date of its execution, providing it has been approved by the vote of a majority of the outstanding voting securities of the Fund pursuant to Section 15(a) of the 1940 Act.  The Agreement shall remain in

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effect for a period of two years, and thereafter shall continue for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the Adviser, (ii) the Sub-Adviser, and (iii) pursuant to approval by (1) the Board, or by the vote of the outstanding securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), and (2) a majority of those Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)               Termination.  This Agreement may be terminated at any time, upon 60 days’ written notice, by (i) the Adviser or (ii) the Sub-Adviser.  The Agreement may be terminated at any time, without the payment of any penalty, by (i) vote of the Board; or (ii) vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), upon not more than 60 days’ written notice to the Sub-Adviser, in accordance with Section 15(a)(3) of the 1940 Act.  This Agreement shall automatically terminate in the event of (i) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (ii) the termination of the Investment Management Agreement.  The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Adviser and Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)                Termination Fee.  The Sub-Adviser shall be entitled to receive all amounts earned and payable to it and not yet paid, pursuant to Section 2 of this Agreement, as of the date of termination. In addition, a one-time termination fee will be assessed in the event of the termination of this Agreement by the Sub-Adviser as a result of the Adviser’s material breach of this Agreement or pursuant to the Sub-Adviser’s right to terminate under Section 1(c) of this Agreement (“Cause”). No termination fee shall be paid if the Sub-Adviser terminates this Agreement without Cause, if this Agreement terminates pursuant to any of the termination events set forth in Section 8(b) or if the Adviser terminates this Agreement as a result of the Sub-Adviser’s material breach of this Agreement. Such termination fee shall be paid within ninety (90) days of Adviser’s termination and shall be based on the determination of fees and expense reimbursement defined within Section 2 above.

9.                  Use of Sub-Adviser’s Name.

(a)                The Adviser will not use the Sub-Adviser’s company name or refer to the Sub-Adviser, any of its employees or Sub-Adviser’s services, in any document, including, but not limited to, market materials, regulatory filings and performance reporting materials, without giving the Sub-Adviser the opportunity to review such document and without obtaining the prior written approval of the Sub-Adviser; provided, however, that the Adviser may use the Sub-Adviser’s company name or refer to the Sub-Adviser, any of its employees or Sub-Adviser’s services, in any document that the Adviser is required by law or regulation to produce or file (“Regulatory Production”) without the prior written approval of the Sub-Adviser; Adviser shall provide a copy of such Regulatory Production to Sub-Adviser immediately after production. For all other documents outside of Regulatory Productions which contain Sub-Adviser’s company name or refer to the Sub-Adviser, any of its employees or Sub-Adviser’s services, Sub-Adviser shall have a minimum of one week to review, make recommendations for modification, and approve, in its sole discretion, such documents.

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(b)               Upon the termination of this Agreement pursuant to Section 8(b) above, Adviser shall promptly remove any and all references to the Sub-Adviser from all Fund documents, including but not limited to, marketing materials, regulatory filings (unless required by law) and performance reporting materials.  Within ten (10) business days of the termination of this Agreement, Adviser shall certify in writing that all references to the Sub-Adviser have been removed from such documents.

10.              Services Not Exclusive.

Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

11.              Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) one (1) business day after deposit with a recognized overnight courier, or (iii) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, postage prepaid, return receipt requested.

12.              Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

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13.              Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.

14.              Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

VERSUS CAPITAL ADVISORS LLC

By:   /s/ William R. Fuhs         .

Name: William R. Fuhs

Title: President

CALLAN ASSOCIATES INC.

By:    /s/  Eric Davison

Name:  Eric Davison

Title: EVP

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